Exhibit 10.1

ASSET PURCHASE AGREEMENT

AGREEMENT made this day ____ of May, 2005 by and among Lippert Components Manufacturing, Inc., a Delaware corporation, or its assignee (“Buyer”), Banks Corporation, an Indiana corporation (“Seller”) and William P. Banks and John K. Banks (collectively, the “Shareholders”).

W I T N E S S E T H

WHEREAS, the Shareholders own at least 88% of the issued and outstanding capital stock of Seller; and

WHEREAS, Buyer desires to purchase from Seller certain of the assets and properties, and the business, of the Venture Welding division of Seller, and to assume certain liabilities and obligations thereof, and Seller desires to sell said assets, properties and business to Buyer for the consideration and upon the terms and conditions hereinafter set forth,

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

1.	PURCHASE AND SALE OF ASSETS

1.1        Seller hereby agrees to sell, assign, convey, transfer and deliver to Buyer on the Closing Date (as hereinafter defined), and Buyer hereby agrees to purchase and acquire on the Closing Date, the following (collectively, the “Purchased Assets”):

(a)        the business of manufacturing frames and chassis for manufactured homes, modular homes, park units and commercial offices conducted by the Venture Welding division of Seller (the “Business”);

(b)        the tradename “Venture Welding,” and all derivatives thereof, and all other trademarks, trademark rights, tradenames, tradename rights, trade dress, brand names, service marks, patents (including, but not limited to, all patents relating to the cold camber process and the floor frame assembly), logos, copyrights, and all other intellectual rights and properties (and all applications with respect to all of the foregoing) owned or used by Seller, as set forth on Schedule “1.1(b)” hereto (the “Intellectual Properties”);

(c)        all licenses and license agreements pursuant to which Seller has the right to the use of any Intellectual Properties owned by third parties, and all licenses and license agreements pursuant to which Seller has authorized third parties to use any Intellectual Properties, set forth on Schedule “1.1(c)” hereto;

(d)        all product designs, plans, specifications and drawings relating to the Business, described on Schedule “1.1(d)” hereto;

(e)	(Intentionally omitted);

(f)           all inventory, consigned inventory, finished goods, work in process, raw materials and goods in transit, sold or used by the Business, as set forth (including the locations thereof) on Schedule “1.1(f)” hereto (the “Inventory”);

(g)               all customers’ purchase orders, customers’ business and contracts, customer lists, suppliers, supplier lists and all written information, files, correspondence and documents to the extent relating to the Business (excluding the general business records of Seller to the extent not relating to the Business);

(h)          all right, title, interest, obligation and liability of Seller, as lessee, with respect to the personal and real property leases set forth on Schedule “1.1(h)” hereto;

(i)           all stationery, office supplies, catalogues, product descriptions, printing plates, advertising materials, forms and other similar supplies and materials to the extent used by the Business;

(j)           all computer software and computer service agreements, to the extent used by the Business, set forth on Schedule “1.1(j)” hereto;

(k)          all machinery, equipment, computers, molds, dies, vehicles, tools, furniture and fixtures (the “Equipment”) used in the Business, excluding the Excluded Assets (as hereafter defined) set forth (including the locations thereof) on Schedule “1.1(k)” hereto;

(l)           all refunds, credits and rights of Seller to payment by third parties set forth on Schedule “1.1(l)” hereto; and

(m)         all claims for insurance, and all proceeds thereof, relating to damage of or destruction to any of the foregoing.

1.2              It is the intent of this Agreement that the Purchased Assets shall constitute all of the assets, properties and business (including, without limitation, all production methods, technology, manufacturing processes, distribution methods, sales methods, technical data, know-how and trade secrets) of Seller which are necessary or appropriate to enable Buyer to continue to conduct the Business as presently conducted by Seller, other than the Excluded Assets listed on Schedule “1.2” hereto.

1.3              Seller hereby waives any and all vendor’s liens with respect to the sale of the Purchased Assets pursuant to this Agreement.

1.4              Pursuant to a separate agreement with Seller, Seller shall sell to Buyer the land and buildings set forth on Schedule “1.4” hereto owned by Seller, and pursuant to separate agreements, the fee owners thereof, shall sell to Buyer the land and buildings set forth on Schedule “1.4” owned by third parties (collectively, the “Real Estate”).

2.	LIABILITIES

2.1              In partial consideration for the Purchased Assets, Buyer agrees to assume, pay, perform and discharge (i) only those obligations and liabilities of Seller relating to the

Business set forth on Schedule “2.1” hereto, only in the amounts and pursuant to the terms set forth on Schedule “2.1” and (ii) all other obligations and liabilities of Seller of the same nature as appear on Schedule “2.1” arising in the ordinary course of the Business from April 2, 2005 to the Closing Date; provided, however, that only if such other obligations and liabilities do not, individually, or in the aggregate, result in a material adverse change in the financial condition or results of operations of the Business since April 2, 2005 (the “Assumed Liabilities”).

2.2              Except as set forth on Schedule “2.1”, Buyer does not assume or agree to pay, perform or discharge any liability or obligation of Seller or the Shareholders of any nature whatsoever, whether known or unknown, direct or indirect, contingent or accrued, matured or unmatured, including, without limitation, any of the following liabilities or obligations of Seller or the Shareholders whether or not related to the Purchased Assets or the Business, which shall remain the sole liabilities and obligations of Seller and the Shareholders:

2.2.1          Any obligations or liabilities of Seller or the Shareholders in respect of any Federal, state, local or foreign income, sales, franchise, excise, or any other taxes for the current or any other fiscal period, except accrued and unpaid payroll, personal property and real estate taxes;

2.2.2          Any obligations or liabilities which are incurred in violation of any representation, warranty or covenant contained in this Agreement;

2.2.3          Any obligations of Seller or the Shareholders to perform under this Agreement;

2.2.4          Any cost, expense or tax liability of Seller or of the Shareholders incident to the preparation of this Agreement or the consummation of the transactions contemplated hereby;

2.2.5          Any obligations or liabilities of Seller or the Shareholders arising by reason of any default, breach, penalty or delinquency under any agreement, commitment or obligation of Seller or the Shareholders or to which any of Seller or the Shareholders is a party;

2.2.6          Any obligations or liabilities of Seller or the Shareholders arising from any claim or demand based upon noncompliance with any applicable bulk sales or bulk transfer law with respect to any liabilities not included in the Assumed Liabilities;

2.2.7          Any obligations or liabilities of the Shareholders whenever incurred, or any obligations or liabilities of Seller with respect to the Business, or otherwise, incurred on or after the date hereof;

2.2.8          Any cost, expense or other obligations or liabilities of Seller or the Shareholders relating to current or future pension, retirement, profit sharing, bonus, group health insurance, group life insurance, or other similar plans for the benefit of Seller’s employees, except as set forth on Schedule “2.2.8” hereto and in Section 12.4 hereof;

2.2.9          Any obligations or liabilities relating to any collective bargaining agreement or other labor or union agreement or commitment, or any employee benefit arising thereunder;

2.2.10        Any obligations or liabilities of Seller arising directly or indirectly from any failure or alleged failure of Seller to comply with any applicable statute, rule, decision, regulation or ordinance;

2.2.11        Any obligations or liabilities of Seller under any contracts, agreements, commitments, or purchase orders for finished goods, raw materials or services in excess of $25,000, except as set forth on Schedule “2.2.11” hereto;

2.2.12        Except with respect to existing loans relating to the Real Estate which Buyer may agree, in Buyer’s sole discretion, to assume, any obligations or liabilities of Seller or the Shareholders for amounts owing pursuant to bank loans or any other loans made to Seller or to the Shareholders;

2.2.13        Any obligations or liabilities due from Seller to the Shareholders or their affiliates.

3.	PURCHASE PRICE - CONSIDERATION FOR NON-COMPETITION - ADJUSTMENT

3.1              In addition to the assumption by Buyer of the Assumed Liabilities, the purchase price (the “Purchase Price”) to be paid to Seller for all the Purchased Assets is Nineteen Million Five Hundred Seventy Five Thousand ($19,575,000) Dollars, less the purchase price for the Real Estate in an amount equal to the aggregate appraised value of the Real Estate (the “Real Estate Purchase Price”), less an amount equal to the outstanding balance on the Closing Date of Seller’s accounts receivable included in the Excluded Assets, and less the Non-Competition Payment defined in Section 3.2 hereof. The Purchase Price will be adjusted for the Working Capital Adjustment pursuant to Section 3.4, and shall be payable in accordance with Section 4 hereof.

3.2              Buyer will pay to the Shareholders, in consideration for their agreements not to compete, the aggregate sum of Two Hundred Thousand ($200,000) Dollars (the “Non-Competition Payment”), in accordance with the terms and provisions of the Non-Competition Agreements between Buyer and the Shareholders in the form of Schedule “10.7” hereto (the “Non-Competition Agreements”), payable in accordance with Section 4 hereof.

3.3              In addition to the Purchase Price, Buyer will pay to Seller an amount (the “Excess Inventory Payment”) equal to the fair market value of Seller’s inventory of hot-roll or sheet steel in excess of such inventory normally used by the Business in the ordinary course of business for a period of 2.1 months (the “Excess Inventory”).

3.4              The Purchase Price shall be adjusted to reflect the increase or decrease in the net working capital of the Business during the period from April 2, 2005 to the Closing Date. For purposes of this Section 3.4, “Net Working Capital” shall be calculated (positive or negative) as follows: (i) Purchased Assets (excluding the Accounts Receivable and the Excess Inventory)

classified as current in accordance with United States generally accepted accounting principles consistently applied in prior years (“GAAP”) minus (ii) Assumed Liabilities classified as current in accordance with GAAP. The Working Capital Adjustment shall be implemented in the following manner:

3.4.1          Attached hereto as Schedule “3.4.1” is a statement reflecting Seller’s calculation of the Net Working Capital of the Business as at April 2, 2005 (the “Base Working Capital Statement”).

3.4.2          Within thirty (30) days following the Closing Date, Seller shall deliver to Buyer a Working Capital Statement as of the Closing Date (“the Final Working Capital Statement”). The value of the Inventory (other than Excess Inventory) included in the Final Working Capital Statement shall be determined from a physical count of the Inventory conducted by Seller immediately prior to the Closing Date at which Buyer’s representatives shall be present.

3.4.3          Within thirty (30) days following delivery of the Final Working Capital Statement, Buyer shall deliver to Seller in writing any objections which Buyer may have with respect to Seller’s calculation of the Net Working Capital of the Business reflected on the Final Working Capital Statement. If Buyer does not assert any objections within said thirty-day period, Buyer shall be deemed to have accepted Seller’s calculation; if Seller accepts Buyer’s objections, the Final Working Capital Statement shall be revised accordingly. Buyer and Seller shall attempt in good faith to resolve any disagreement with respect to the Final Working Capital Statement.

3.4.4          If the Net Working Capital reflected on the Final Working Capital Statement, as approved by Buyer and Seller, is greater or less than the Net Working Capital reflected on the Base Working Capital Statement, Buyer will pay Seller, or Seller will refund to Buyer, as the case may be, an amount equal to the difference between the Net Working Capital reflected on the Base Working Capital Statement and the Net Working Capital reflected on the Final Working Capital Statement (the “Working Capital Adjustment”).

3.4.5          Any dispute with respect to the Final Working Capital Statement or the Working Capital Adjustment which is not resolved by Buyer or Seller shall be resolved by an independent certified public accountant acceptable to Buyer and Seller, selected as promptly as practicable, who shall be instructed to perform his or her services as expeditiously as possible. The determination of the independent certified public accountant shall be final and binding on Buyer and Seller. All fees and expenses of the independent certified public accountant shall be shared equally by Buyer and Seller.

4.	PAYMENT

Payments required by Section 3 hereof shall be made as follows:

4.1              Payment of the Purchase Price, less (i) the Real Estate Purchase Price, (ii) the Non-Competition Payment and (iii) the Escrow Deposit, shall be made to Seller on the Closing Date by wire transfer of immediately available funds to the order of Seller; plus

4.2              Payment of the Real Estate Purchase Price shall be made to the sellers of the Real Estate on the Closing Date or as soon as practicable hereafter at such time as the documentation and other requirements in connection with each purchase and conveyance of the Real Estate are completed (the “Real Estate Transactions”); plus

4.3              Payment of the Non-Competition Payment shall be made to the Shareholders on the Closing Date by wire transfer of immediately available funds to the order of the Shareholders in the aggregate amount of Two Hundred Thousand ($200,000) Dollars; plus

4.4              Payment of the Escrow Deposit shall be made to the Escrow Agent (as both terms are defined in the Escrow Agreement) on the Closing Date by wire transfer of immediately available funds in the amount of Five Hundred Thousand ($500,000) Dollars to the order of the Escrow Agent, which shall be held in accordance with the Escrow Agreement by and among Seller, the Shareholders, and Buyer substantially in the form of Schedule “4.4” hereto (the “Escrow Agreement”); plus

4.5              Payment of the Excess Inventory Payment shall be made to Seller by wire transfer of immediately available funds not more than five (5) business days after the Excess Inventory Payment is determined; plus

4.6              Any payment of the Working Capital Adjustment required to be made pursuant to Section 3.4.4 shall be made, by wire transfer of immediately available funds not more than five (5) business days after the Final Working Capital Statement and the Working Capital Adjustment, if any, are determined.

5.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER AND THE SHAREHOLDERS

Seller and the Shareholders hereby jointly and severally represent and warrant to and agree with Buyer that, except as otherwise set forth on Seller’s Disclosure Schedule:

5.1              The copies of the Articles of Incorporation and By-Laws of Seller, each as amended to the date hereof, as delivered to Buyer, are true, correct and complete copies of such documents.

5.2              Seller on the date hereof is, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana; Seller on the date hereof has, and on the Closing Date will have, the corporate power and authority to own and/or lease its properties and to conduct its business in the manner and in the places where such properties are now owned, leased or operated or such business is now conducted.

5.3              The books and records of the Business have been regularly kept and maintained by Seller in all material respects in conformity with GAAP applied on a basis consistent with prior years, and such books and records fairly and accurately reflect in all material respects the respective transactions of the Business to which it is a party, or by which its assets are bound; the principal books and records of the Business are maintained at 2220 Middlebury Street, Elkhart, IN 45616, and no portion of the books, records, systems, controls, data or information of, or pertaining to, the Business is recorded, stored, maintained, operated or otherwise wholly or partly held by any means (electronic, mechanical, computerized or otherwise) not under the exclusive ownership and control (including all means of access) of Seller.

5.4              Schedule “5.4” hereto includes (i) unaudited Statements of Income for the Business (“Statements”) for the fiscal years ended September 28, 2002, September 27, 2003, October 2, 2004 and (ii) unaudited interim Statement for the five fiscal periods ended February 26, 2005 and the six fiscal periods ended April 2, 2005 and (iii) a Summary Schedule of Assets and Liabilities (the “SAL”), as of April 2, 2005 and October 2, 2004 which reflects the assets and liabilities of the Business as recorded on the books and records of the Business as of such dates, in each case, certified by the Chief Executive Officer and Chief Financial Officer of Seller as fairly stated in all material respects (hereinafter, together with supporting schedules thereto, all of the foregoing are collectively referred to as the “Financial Statements”). With respect to the Financial Statements, Seller and the Shareholders, jointly and severally represent and warrant to, and agree with, Buyer as follows:

5.4.1          The Financial Statements are true and correct in all material respects, present fairly the results of the operations of the Business for the periods therein shown, and present fairly in all material respects the assets and liabilities of the Business; except as set forth on Seller’s Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years.

5.4.2          From April 2, 2005, to the date hereof, there has not been, and from the date hereof to the Closing Date, there will not be: (i) any material adverse change in the financial condition, results of operations, liabilities, suppliers, employees, or business relationships with customers, of the Business, or in the Purchased Assets; (ii) any damage, destruction or loss materially and adversely affecting the Purchased Assets or the Business, which damage, destruction or loss has not been fully insured against and with respect to which no insurance claim has been rejected or processed in a manner which would result in Buyer not receiving the proceeds or benefits thereof; (iii) any increase in compensation payable or to become payable to any of the employees of the Business or any bonus payment or similar arrangement made to or with any such employees, except for normal periodic salary increases and bonuses for such employees which are, in the aggregate, in the ordinary course of business; (iv) any mortgage, pledge or other encumbrance on, or sale, assignment, lease or transfer of, any of the Purchased Assets, except inventory sold in the ordinary course of business; (v) any obligation or liability (absolute or contingent) incurred, except current liabilities and obligations under contracts or commitments entered into in the ordinary course of business; (vi) any material transaction other than in the ordinary course of business; (vii) any waiver of a right of significant and substantial value; or (viii) any agreement or intention to do any of the foregoing, except as otherwise provided herein.

5.4.3          (i) To the extent that failure to do so could have an adverse effect on the Business or on the Purchased Assets, prior to the Closing Date, Seller will have timely filed all tax reports and returns (the “Tax Returns”) (including, without limitation, all information returns required to be filed by virtue of Seller’s status as an “S Corporation” as defined in Subchapter S of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as

amended (the “Code”)) which have become due for all taxable periods ending on or before the date hereof, and Seller or the Shareholders will have paid or withheld all taxes due to Federal, state or local taxing authorities required to be paid or withheld in respect of the periods covered by such Tax Returns; and all Federal, state and local Tax Returns filed by or on behalf of Seller were true and correct in all material respects when filed and no event has occurred subsequent to such filing which would require the filing of an amended or corrected Tax Return; (ii) Seller is not undergoing any tax audits, is not contesting any tax claimed to be due, and has not granted an extension of any statute of limitations, or similar law, to any taxing authority for the assessment of any taxes.

5.5              Seller on the date hereof is, and on the Closing Date will be, the owner of, and has, and on the Closing Date will have, valid and marketable title to, all the Purchased Assets set forth on the SAL free and clear of all claims, liens, security interests, pledges and encumbrances whatsoever, other than as set forth on Seller’s Disclosure Schedule, except for those assets sold or otherwise disposed of in the ordinary course of business of Seller from April 2, 2005 to the Closing Date.

5.6              After the Closing Date, Seller will promptly forward to Buyer all payments received directly by Seller with respect to the accounts receivable of the Business arising after the Closing Date and all related remittance advices in the possession of Seller; if Seller receives a payment from an account debtor which, in the aggregate, relates to the Business after the Closing Date and other businesses of Seller, Seller will promptly forward to Buyer that portion of the payment due to the Business and the related remittance advice in the possession of Seller. Any payment received by Seller from an account debtor which relates to an account receivable of the Business after the Closing Date shall be held in trust by Seller for the benefit of Buyer until such payment is remitted to Buyer.

5.7              Excluding the Excess Inventory, each item of Inventory as set forth on Schedule “1.1(f)” and on the SAL and each item of Inventory owned by Seller with respect to the Business on the date hereof, and which will be owned by Seller on the Closing Date, has been, and will have been, acquired in the usual manner and in ordinary and customary amounts and quantities and at then prevailing market prices; each item of Inventory is stated on Schedule “1.1(f)” and on the SAL at the lower of cost or market; no person has or will have any lien on, or other interest in or claim to, the Inventory, or any part thereof; the Inventory is in good and marketable condition, is not obsolete, except to the extent reserved against on the SAL, and is of a quality and quantity usable and saleable at Seller’s current market prices for non-obsolete inventory in the ordinary course of the Business.

5.8              To the best knowledge of Seller and the Shareholders, all buildings, offices and other structures, and all major machinery, tools, equipment, fixtures and other property of, or used by, the Business are in sufficiently good condition, repair and working order as are required for the conduct of the Business in the ordinary course of business without material remediation.

For purposes of this Agreement, the term “best knowledge” shall mean, with respect to Seller, the actual knowledge of any of Seller’s executive officers, and with respect to the Shareholders, the actual knowledge of any of the Shareholders, in each instance after reasonable inquiry.

5.9              On the date hereof, Seller with respect to the Business does not have, and on the Closing Date will not have, any liabilities or obligations (direct or indirect, contingent or accrued) of whatever nature, whether arising out of contract, tort, statute or otherwise, including, without limitation, liabilities for Federal, state or local taxes of any kind incurred on or before the date hereof, except (i) liabilities and obligations set forth on Seller’s Disclosure Schedule; (ii) liabilities and obligations under the contracts, commitments and agreements referred to in Section 5.12 hereof; and (iii) liabilities of the same nature as appear on Schedule “2.1” incurred in the ordinary course of the Business from April 2, 2005 to the Closing Date which will not, individually or in the aggregate, result in a material adverse change in the financial condition or results of operations of the Business from that existing on April 2, 2005.

5.10           Except as set forth on Schedule “5.10” hereto, the Business has not realized any items of non-recurring income that individually or in the aggregate exceeded $50,000 during the fiscal year ended October 2, 2004 or during the six month period ended April 2, 2005.

5.11           Seller is not a party to any collective bargaining or other agreement with labor unions, labor representatives or any other employee groups with respect to the Business; Seller is not experiencing, and to Seller’s best knowledge there are not any facts or circumstances which would result in any labor troubles, work stoppages, slowdowns, or other labor matters which could interfere with or impair the Business; with respect to the Business, Seller has not received notice that it has committed any unfair labor practice and is not experiencing, and to Seller’s or the Shareholders’ best knowledge there are not any facts or circumstances which would result in, any current union organization efforts or negotiations or requests for negotiations, for any representation or any labor contract relating to its employees.

5.12           With respect to the Business, Seller is not on the date hereof, and will not be on the Closing Date, a party to any:

5.12.1	lease of real property;
5.12.2	lease, license or other agreement affecting personal property;

5.12.3        contract of employment or other outstanding contract with any officer, employee, agent, consultant, salesman, advisor, sales representative, manufacturer, supplier, customer, distributor or dealer, which, individually or in the aggregate, is material to the Business;

5.12.4	contract or commitment with respect to advertising services;

5.12.5        other contract, commitment, understanding or instrument amounting to or involving more than $25,000.

All contracts, commitments, agreements or leases (including renewal options) listed on Seller’s Disclosure Schedule are on the date hereof, and will be on the Closing Date, in full force and effect without any material breach thereof by Seller or, to Seller’s or the Shareholders’ best knowledge, by any other party thereto; and the benefit to the Business, and the enforcement or validity of all such contracts, commitments, agreements or leases are not affected by the transactions contemplated by this Agreement. Accurate and complete copies of all such contracts, commitments, agreements and leases have been delivered to Buyer.

5.13           Schedule “1.1(b)” hereto is a complete and correct list of all Intellectual Properties (and applications for any of the foregoing) owned or licensed by or to Seller with respect to the Business or otherwise utilized by Seller in the Business; except as set forth on Schedule “1.1(b)”, Seller is on the date hereof, and will be on the Closing Date, the lawful owner or licensee of all of the aforesaid, respectively, and has the exclusive, perpetual, royalty-free right to use the same in the conduct of the Business; no person has or will have any lien on, or other interest in or claim to, the Intellectual Property or any part thereof; except as set forth on Seller’s Disclosure Schedule, no proceedings have been instituted or are pending, and no claim or notice has been received, which challenge any rights in respect thereto or the validity thereof and none of the aforesaid is subject to any outstanding order, decree, judgment, stipulation or charge; the enforceability and validity of, and the obligations of the parties provided in, any agreement granting the aforesaid licenses or relating to the aforesaid Intellectual Properties are not affected by the transactions contemplated by this Agreement and no consent of any party thereto is necessary or required by the transactions contemplated by this Agreement; all renewal and maintenance fees due and payable in respect of each of the applications and registration listed on Schedule “1.1(b)” have been paid in full; except as set forth on Seller’s Disclosure Schedule, each patent included on Schedule “1.1(b)” is valid and enforceable; Seller is not infringing on any third person’s Intellectual Properties and no claim has been made, or notice received, alleging such infringement; on the Closing Date, Seller will, and will cause any other party to, assign to Buyer any right, title or interest which they have in and to any of the foregoing Intellectual Properties pursuant to a duly executed assignment in recordable form. Promptly after the Closing Date, Seller will cease doing business as “Venture Welding” and will file an amendment to its certificate of doing business to eliminate the name “Venture Welding.”

5.14           There are on the date hereof, and there will be on the Closing Date, no claims, actions or proceedings at law or in equity pending against Seller or the Shareholders or, to the best knowledge of Seller or the Shareholders, threatened against Seller with respect to, or which could reasonably be expected to have an adverse affect on, the Business or any of the Purchased Assets before any Federal, state or municipal court or governmental commission, board or other administrative agency or any arbitration agency or “impartial chairman” wherein any unfavorable judgment, decision, ruling or finding would materially (which term is defined for the purposes of this paragraph as involving more than $10,000 and not fully covered by insurance) and adversely affect the Business or the Purchased Assets; neither Seller nor the Shareholders is aware of any facts, events or occurrences by reason of which any such claim, action, proceeding subpoena or investigation may be brought.

5.15           Seller does not have, with respect to the Business, any group health insurance, group life insurance, current or future pension, retirement, profit sharing, bonus, or other similar obligations as defined in Section(3)(3) of the Employee Retirement Security Act of 1974, as amended, whether or not such plans or obligations are of a legally binding nature or are in the nature of informal understandings; Schedule “5.15” contains a complete description of all funds and accounts maintained in connection with all profit sharing plans or similar obligations; Seller is not required to file with the Pension Benefit Guaranty Corporation any notice of a reportable event arising out of the transactions contemplated herein with respect to any benefit plan of Seller for employees of the Business now in effect or to comply with other requirements of the Internal Revenue Service, Department of Labor and Pension Benefit Guaranty Corporation arising out of the transactions contemplated herein with respect to any such benefit plan.

5.16           Neither Seller nor any affiliate or corporation or other entity, directly or indirectly, controlled by Seller or the Shareholders is on the date hereof, or will be on the Closing Date, engaged in any transaction with the Business, or any other transaction which would conflict or compete with the Business, or has any direct or indirect interest, owns, or has possession or the use of, any properties, assets or rights used by, or useful to, the conduct of the Business.

5.17           Seller with respect to the Business is in compliance in all material respects with all terms of any instrument and any law, order, rule or regulation of the United States, or any state or political subdivision, or any agency thereof (including, but not limited to, the Occupational Safety and Health Agency and the Environmental Protection Agency and their equivalent state agencies) which are applicable to Seller with respect to the Business and the Purchased Assets, and no formal or informal complaint or order has been filed against Seller by or, to the best knowledge of Seller or the Shareholders, with any such agency with respect to the Business or the Purchased Assets; Seller is in compliance with all of the foregoing with respect to the Business and is not liable for any arrears, damages, taxes or penalties for failure to comply with any of the foregoing.

5.17.1        The land and buildings owned, leased, occupied or operated by the Business, and, to the best knowledge of Seller and the Shareholders, the land and the buildings adjacent thereto, are not on the date hereof, will not be on the Closing Date, and have not been during the period the Business has been in its present locations, the site of any activity or condition (currently or during the period the Business has been in its present locations) which is in violation of Federal, state or local statutes, rules, regulations, ordinances, administrative orders or rulings relating to the protection of the environment or governing or prohibiting the storage, use, disposal or transport of pollutants, hazardous substances or toxic materials (as such terms are described in such statutes, rules, regulations, ordinances, orders or rulings).

5.18           In respect of the Business, neither Seller, nor the Shareholders, nor any director, officer, agent, employee or other person associated with or acting on behalf of Seller or the Business, has used any corporate funds of Seller or the Business for unlawful contributions, gifts, entertainment or other unlawful expenses, or made any direct or indirect unlawful payment to government officials or employees from corporate funds, or established or maintained any unlawful or unrecorded funds, or received any payment, the receipt of which by Seller would be unlawful.

5.19           Seller holds all governmental licenses, permits and other authorizations necessary for the conduct of the Business, and all such licenses, permits and other authorizations which can, by law, be assigned and transferred, will be duly assigned and transferred to Buyer in connection with the transactions contemplated herein. Seller’s Disclosure Schedule contains a true and complete list of all licenses, permits and authorizations held by Seller with respect to the Business setting forth the issuing entity and the subject matter thereof; all such governmental licenses, permits and other authorizations are valid and sufficient in all material respects for the Business, and neither Seller nor the Shareholders know of any threatened suspension, cancellation or invalidation of any such license, permit or other authorization or any threat of any proceeding for the suspension, cancellation or invalidation of any such license, permit or authorization; all products designed, manufactured or sold by the Business meet or exceed the requirements of any governmental or industry standards governing, or relating to, the design, manufacture or sale of Seller’s products.

5.20           All open or unfilled purchase commitments and orders and all requirement contracts entered into by the Business have been to the date hereof, and will be from the date hereof to the Closing Date, entered into by the Business in the ordinary and usual course of the Business and at prevailing market prices or lower as of the date entered into.

5.21           On the Closing Date, the Business will not have any customer which, for the fiscal year ended October 2, 2004 or for the six months ended April 2, 2005 accounted for more than ten (10%) per cent of the gross sales of the Business during either of such periods, and the Business did not have any such customer during such periods; the Business has not lost, or received indication that it will lose, any customer that accounted for more than five (5%) per cent of the gross sales of the Business during the fiscal year ended October 2, 2004 or for the six months ended April 2, 2005, or experienced any problems with any such customer which problems could reasonably be expected to result in a material interference with the continuing business relationship with the customer.

5.22           Seller or the Shareholders have not received any claims for defects or breaches of warranty, existing or alleged, in connection with the manufacture or sale of products which were manufactured or sold by the Business which have not been resolved and are still outstanding.

5.23           On the Closing Date there will be no bonuses in respect of work done prior to the Closing Date due to or expected by present or former employees of the Business not fully accrued on the SAL.

5.24           Seller’s Disclosure Schedule contains a list and brief description of all policies of insurance maintained by Seller in respect of the Business; all premiums due to the date hereof on such insurance policies have been paid in full, and all such policies are currently in effect; no claim has been made against Seller with respect to any matter in connection with the Business which is or has been in the past covered by any insurance policy issued by any insurance company which, to the best knowledge of Seller or the Shareholders, at any time since the date of issuance of such policy has been in financial difficulty; all claims made against Seller with respect to the Business which are covered by insurance are being, and after the Closing Date to the best knowledge of Seller and the Shareholders, will be, defended by such insurance companies; within the past five (5) years, no insurance company has denied, or to the knowledge of Seller and the Shareholders, attempted to deny, coverage based upon any allegation that Seller has violated or breached the terms of coverage, or violated any law or regulation, or failed to meet any standards, governing or relating to the design, manufacture or sale of products by the

Business. Seller’s Disclosure Schedule contains a description of each claim in excess of $10,000, or for an unspecified amount, pending on the date hereof.

5.25           The execution and delivery of this Agreement, and the consummation of the transaction contemplated herein, have been duly authorized by the Board of Directors of Seller and by the shareholders of Seller, and no other corporate, directors’ or shareholders’ proceedings on the part of Seller are necessary to authorize this Agreement or the carrying out of the transactions contemplated herein; neither the execution of this Agreement nor the carrying out of the transactions contemplated hereby will constitute (with or without due notice or lapse of time or both) a default in, or result in any violation of, or be in conflict with, the terms of, any law, order, rule or regulation, or any contract, agreement, lease, license agreement, instrument, commitment or understanding applicable to Seller, the Shareholders, the Purchased Assets or the Business or, except as otherwise disclosed on Seller’s Disclosure Schedule or any Schedule annexed hereto, will require the consent of any party with respect thereto, or will result in the creation of any lien on or claim to any of the Purchased Assets; this Agreement, upon execution and delivery hereof by Seller and the Shareholders, will be the valid and binding obligations of such parties and will be enforceable against them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, or other laws affecting the enforcement of creditors’ rights generally.

5.26           All persons who have executed this Agreement on behalf of Seller are the duly elected, qualified and acting incumbents of the corporate offices under authority of which they have purported to act, and each of them has been authorized by all necessary corporate action of Seller and the Shareholders to execute and deliver this Agreement on behalf of Seller and the Shareholders and to bind them to the engagements and obligations undertaken by them in this Agreement.

5.27           No consent, approval or authorization of any governmental agency is required in connection with the execution and delivery of this Agreement by Seller and the Shareholders and consummation of the transactions contemplated herein.

5.28           Until such date or dates as the Real Estate Transactions are consummated, Seller, and the fee owners of the Real Estate that is not owned by Seller, have agreed to lease to Buyer commencing on the Closing Date, the Real Estate occupied by the Business at the locations set forth on Schedule “1.4”, in accordance with the Lease Agreements between Buyer and Seller or such fee owners substantially in the form of Schedule “10.9” hereto (the “Leases”).

5.29           Neither Seller nor the Shareholders are aware of any state of facts which could operate to prevent Buyer from carrying on the Business in the manner in which the Business is now being carried on, or which could render Buyer subject to any material liability or deprive it of any of the Purchased Assets, or which could have a material adverse effect upon the results of operations of the Business.

5.30           No representation or warranty made by Seller or the Shareholders in this Agreement, or in any document, Schedule, certificate, Financial Statement or exhibit referred to in this Agreement contains, or will contain, any untrue statement of a material fact, or omits, or will omit, to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

5.31           Seller has not divulged, prior to the date hereof, nor shall it divulge subsequent to the date hereof or the Closing Date, to any person, firm, association, corporation or other entity any proprietary information with respect to the Business known to it, including, but not limited to, production methods, manufacturing processes, sales methods, customer lists, technical data, know-how and other information, whether or not commonly regarded as proprietary information or trade secrets.

6.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BUYER

Buyer represents and warrants to and agrees with Seller and the Shareholders as follows:

6.1              Buyer on the date hereof is, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is licensed and qualified to do business in any other state or jurisdiction and in any foreign country in which its business requires such licensing or qualification; Buyer on the date hereof has the corporate power and authority to own and/or lease its properties and to conduct its business in the manner and in the placers where such properties are now owned, leased or operated or such business is now conducted.

6.2              On the Closing Date, Buyer will enter into the Leases with respect to the Real Estate.

6.3              The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by the Board of Directors of Buyer and no other corporate, directors’ or shareholders’ proceedings on the part of Buyer are necessary to authorize this Agreement or the carrying out of the transactions contemplated herein.

6.4              This Agreement is the binding and valid obligation of, and is enforceable against, Buyer in accordance with its terms, except as limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally.

6.5              Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will violate, or constitute (with or without due notice or lapse of time or both) a default under, any agreement, instrument, indenture or understanding, to which Buyer is a party or by which it is bound, or under any law, order or decree, or any provision of the Certificate of Incorporation or By-Laws of Buyer.

6.6              All persons who have executed this Agreement on behalf of Buyer are the duly elected, qualified and acting incumbents of the corporate offices under authority of which they have purported to act, and each of them has been authorized by all necessary corporate action of Buyer to execute and deliver this Agreement on behalf of Buyer and to bind Buyer to the engagements undertaken by it in this Agreement.

6.7              No representation or warranty made by Buyer in this Agreement, or in any document, instrument or certificate delivered or deliverable pursuant to the terms hereof contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

6.8              After the Closing Date, Buyer will promptly forward to Seller all payments received directly by Buyer with respect to the accounts receivable of the Business arising before the Closing Date and all related remittance advices in the possession of Buyer; if Buyer receives a payment from an account debtor which, in the aggregate, relates to the Business after the Closing Date and before the Closing Date, Buyer will promptly forward to Seller that portion of the payment relating to the Business before the Closing Date and the related remittance advice in the possession of Buyer. Any payment received by Buyer from an account debtor which relates to an account receivable of the Business before the Closing Date shall be held in trust by Buyer for the benefit of Seller until such payment is remitted to Seller.

7.	PRESERVATION OF BUSINESS ORGANIZATION - INTERIM PERIOD

Seller and the Shareholders, jointly and severally, represent and warrant to, and agree with, Buyer that commencing on the date hereof and ending on the Closing Date (the “Interim Period”):

7.1              The Business will be conducted in the usual manner, the books and records of Seller will be regularly kept and maintained, and Seller, with respect to the Business, will use its best efforts to preserve its business organization intact, keep available the services of all of their present officers and employees, and preserve for the benefit of Buyer the present relationships and goodwill of suppliers, customers, clients and others having business relations with the Business.

7.2              Seller will maintain its corporate existence and good standing in its state of incorporation and in the jurisdictions in which it is required to be qualified or licensed to conduct the Business.

7.3              Seller with respect to the Business shall not enter into any contract or commitment or engage in any transaction not in the ordinary course of business and consistent with its past business practices, and shall not enter into any contract or commitment or engage in any transaction involving more than $25,000, without the prior written consent of Buyer.

7.4              All buildings, offices, plants and other structures, and all the Purchased Assets and other property owned, leased, occupied or used by the Business, will be kept and maintained in as good condition, repair and working order as existing on the date hereof, reasonable wear and tear excepted, and Seller will duly observe and conform to all terms and conditions upon or under which any of its properties are held.

7.5              Seller and the Shareholders will not knowingly do any act or omit to do any act, or knowingly permit any act or omission to act, which will cause a breach or default of any contracts, commitments or obligations with respect to the Business.

7.6              Seller and the Shareholders will not take nor cause to be taken any action which would make any of the representations or warranties made by them in this Agreement untrue or incorrect as of the Closing Date.

8.	SURVIVAL OF REPRESENTATIONS

Notwithstanding any investigation or opportunity to investigate by or on behalf of Buyer, Seller or the Shareholders, all representations and warranties made in this Agreement or in any schedule, certificate, financial statement, exhibit or other document delivered or deliverable in connection with this Agreement, shall be in full force and effect and shall survive the consummation of the transactions contemplated herein for a period of twenty-four (24) months from the Closing Date, except that the representations and warranties made in Section 5.4.3 hereof shall survive to the end of any applicable statute of limitations period and the representations and warranties made in Section 5.17 hereof and the obligations contained in Sections 9.1(v) and 9.2(iii) hereof shall survive without limitation.

9.	INDEMNIFICATION

9.1              Seller and the Shareholders, jointly and severally, agree to and do hereby indemnify and hold harmless Buyer, its officers, directors, shareholders, subsidiaries, affiliates, agents and employees, and their successors and assigns, from and against any claims against Buyer, the Purchased Assets or the Business and against any other loss, cost, liability, damage or expense (including, without limitation, all expenses, reasonable attorneys’ fees and court costs) to Buyer as a result of or which involves (i) the inaccuracy of any representation or the breach of any warranty made by Seller or the Shareholders, or the failure of Seller or the Shareholders to perform any covenants or agreements of Seller or the Shareholders contained in this Agreement or in any other document or agreement delivered or deliverable pursuant hereto; (ii) any failure of Seller, prior to the Closing Date, to comply, with respect to the Business, with the terms of any instrument to which it is a party or with any applicable law, order, decision or regulation of any Federal, state (including, without limitation, qualification to do business and laws relating to bulk sales, bulk transfers and protection of the environment), municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, having jurisdiction over them or their operations; (iii) any failure by the Shareholders to pay any taxes payable in connection with the sales, conveyances, assignments, transfers and deliveries of the Purchased Assets to Buyer hereunder; (iv) any claim arising prior or subsequent to the Closing Date for defects, breach of warranty, property damage, or personal injury, existing or alleged, in connection with the manufacture, sale, or use of products manufactured or sold by the Business prior to the Closing Date; and (v) any claim made by any former shareholder of Seller, or such shareholder’s heirs, administrators or legal representatives, relating to the sale of such shareholder’s shares of Seller’s capital stock or the sale to Buyer of the Purchased Assets.

9.2              Buyer agrees to and does hereby indemnify and hold harmless Seller and the Shareholders, their officers, directors, shareholders, subsidiaries, affiliates, agents, and employees and their successors and assigns, from and against any claim against Seller or the Shareholders, and against any other loss, cost, liability, damage or expense (including without limitation, all expenses, reasonable attorneys’ fees and court costs) to Seller or the Shareholders as a result of or which involves (i) the inaccuracy of any representation or the breach of any warranty made by Buyer, (ii) the failure of Buyer to perform any covenants or agreements of Buyer contained in this Agreement or in any document or agreement delivered or deliverable pursuant hereto, (iii) violations of laws, regulations or orders relating to protection of the environment occurring as a result of the operation of the Business after the Closing Date, or (iv) any claim arising after the Closing Date for defects, breach of warranty, property damage, or personal injury, existing or alleged, in connection with the manufacture, sale, or use of products manufactured or sold by the Business after the Closing Date.

9.3              Promptly after receipt by an indemnified party pursuant to the provisions of this Section 9 of notice of the commencement of any action or the assertion of any claim, such indemnified party will notify the indemnifying party, if a claim thereto is to be made against the indemnifying party. In the event that any action is commenced against an indemnified party by a third party, and the indemnified party promptly notifies the indemnifying party of the commencement thereof, the indemnifying party will have the option, exercisable by sending written notice to the indemnified party, within ten (10) days of receipt of the indemnified party’s notice, of either (i) approving the claim and paying the amount set forth in such notice; or (ii) assuming the defense of such action with counsel reasonably satisfactory to the indemnified party; and after notice from the indemnifying party to the indemnified party of its election to assume the defense of such action, the indemnifying party will not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense of such action, other than reasonable costs of investigation.

9.4              Notwithstanding the foregoing, upon three (3) days notice to the indemnifying party, the indemnified party may immediately pay or discharge any claim, the non-payment of which would have an immediate and substantial adverse impact on the then existing business, property or assets of the indemnified party, and such payment or discharge shall not affect, and recovery thereof shall be subject to, the foregoing indemnities.

9.5              The obligations of Seller and the Shareholders to indemnify pursuant to Sections 9.1 (i), (ii) and (iv) shall be applicable only if, and to the extent that, the aggregate of all losses, costs, liabilities, judgments, damages or expenses paid or incurred by Buyer exceeds Two Hundred Fifty Thousand ($250,000) Dollars, and shall not exceed, in the aggregate, fifteen (15%) percent of the Purchase Price; provided, however, that the obligations of Seller and the Shareholders to indemnify pursuant to Section 9.1 (iii) and (v) and with respect to tax liabilities referred to in Section 5.4.3 hereof shall be applicable to all losses, costs, liabilities, judgments, damages and expenses paid or incurred by Buyer.

9.6              Notwithstanding anything to the contrary contained herein, if at any time Buyer becomes entitled to indemnification pursuant to Section 9.1 hereof, and is not reimbursed within thirty (30) business days of written notice, Buyer shall have the right, but not the obligation, to demand payment from the Escrow Fund as defined in the Escrow Agreement in an amount equal to such indemnification; provided, however, that Seller and the Shareholders shall remain liable to the extent that payment from the Escrow Fund does not result in complete indemnification.

10.	CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are, at the option of Buyer, subject to and conditioned upon the satisfaction, at or prior to the Closing Date, of each of the following conditions:

10.1           All of the representations and warranties of Seller and the Shareholders contained herein or otherwise made in writing in connection with the transactions contemplated hereby shall be true and correct as of the Closing Date, except as otherwise resulting solely as a consequence of the transactions contemplated herein; and the Shareholders shall have complied with and performed all of the agreements and conditions on their part to be complied with or performed pursuant to this Agreement on or before the Closing Date.

10.2           Buyer shall receive all of the documents required pursuant to Section 11 hereof.

10.3           All actions, proceedings, instruments or documents required to carry out this Agreement or incidental thereto, and all other related legal matters, shall have been approved by counsel to Buyer, which approval shall not be unreasonably withheld.

10.4           No litigation shall be pending or threatened to restrain or prohibit, or which otherwise relates to, any of the transactions contemplated hereby, the defense of which would, in the judgment of Buyer, involve expense or lapse of time which would be adverse to the interests of Buyer.

10.5           Seller shall have obtained the consent of any other party to all leases, contracts and agreements to which Seller is a party with respect to the Business which are or may be terminable by such other party by reason of the consummation of the transactions contemplated hereby.

10.6           Buyer shall have made the determination provided in Section 17.2 which shall be acceptable in all respects to Buyer in its sole discretion.

10.7           Buyer and the Shareholders shall have entered into the Non-Competition Agreements substantially in the form of Schedule “10.7” hereto.

10.8           William P. Banks, Jr. shall have furnished Buyer with a written understanding regarding non-competition.

10.9           Buyer and the owners of the Real Estate shall have entered into the Leases substantially in the form of Schedule “10.9” hereto.

11.	DELIVERIES OF SELLER

On the Closing Date, Seller will execute and deliver, or cause to be executed and delivered, to Buyer:

11.1           All conveyances, deeds, assignments of agreements, trademarks, and patent assignments, assignments of insurance claims, bills of sale, confirmations, powers of attorney, approvals, consents, agreements and any and all further instruments as may be necessary, expedient or proper in order to complete any and all conveyances, transfers and assignments herein provided for and to convey to Buyer such title to the Purchased Assets as Seller is obligated hereunder to convey;

11.2           Certified copies of the resolutions adopted by the Board of Directors of Seller and the shareholders of Seller authorizing this Agreement and the transactions contemplated hereby;

11.3           An opinion in form and substance satisfactory to the attorneys for Buyer, dated the Closing Date, of Lane & Waterman LLP, attorneys for Seller and the Shareholders, to the effect that:

(a)               Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and is duly qualified to transact business, and is in good standing, in each other jurisdiction in which the failure to qualify would have a material adverse effect upon the Purchased Assets or the Business.

(b)               Seller has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and all necessary directors’, shareholders’ and corporate action has been duly taken by Seller and the Shareholders to authorize the execution and delivery of this Agreement by Seller and the Shareholders and the carrying out by Seller and the Shareholders of the transactions contemplated hereby.

(c)               This Agreement constitutes the legal, valid and binding obligations of Seller and the Shareholders and is enforceable against them in accordance with the terms hereof, subject only to applicable bankruptcy, insolvency and other laws of general applicability affecting creditors’ rights and the application of general principles of equity.

(d)               The instruments executed and delivered by Seller hereunder for the purpose of conveying, transferring and delivering to Buyer all of the Purchased Assets are valid and binding in accordance with their terms and, upon delivery thereof, will convey and transfer to Buyer good and marketable title to the Purchased Assets free of any liens, claims or encumbrances.

(e)               To the knowledge of such counsel, neither the execution and delivery of this Agreement, nor the carrying out of the transactions contemplated hereby, will result in any material violation of, or be in material conflict with, any term of any material instrument or law applicable to Seller or the Shareholders, or will result in the creation of any lien on any of the Purchased Assets, other than any vendor’s lien which has been waived by Seller in this Agreement.

(f)                Such counsel has no knowledge of any claims, actions, suits or proceedings, pending or threatened, against Seller or the Shareholders in any court or before any other governmental or quasi-governmental authority which would have a material adverse effect upon the Purchased Assets or the Business.

11.4	The Escrow Agreement.
11.5	The assignments referred to in Section 5.13 hereof.
11.6	The Leases.
11.7	The Non-Competition Agreements.
11.8	A non-competition understanding from William P. Banks, Jr.

11.9           Certificates dated not more than thirty days prior to the Closing Date from the appropriate authorities of the state in which Seller is incorporated as to its existence and good standing and as to the payment of any and all franchise and similar taxes due.

11.10         An opinion in form and substance satisfactory to the attorneys for Buyer, dated the date hereof, of recognized patent and trademark counsel for Seller and the Shareholders, to the effect that:

(a)               Schedule “1.1(b)” hereto is a complete and correct list of all Intellectual Properties (and applications for any of the foregoing) owned or licensed by or to Seller or otherwise utilized by Seller in the Business;

(b)               except as set forth on Schedule “1.1(b)”, Seller is the lawful owner or licensee of all of the Intellectual Properties and has the exclusive, royalty-free right to use the same in the conduct of the Business;

(c)               except as set forth on Seller’s Disclosure Schedule, to the knowledge of such counsel, no proceedings have been instituted or are pending which challenge any rights in respect thereto or the validity thereof and none of the aforesaid is subject to any outstanding order, decree, judgment, stipulation or charge;

(d)               the enforceability and validity of, and the obligations of the parties provided in, any agreement granting the aforesaid licenses or relating to the aforesaid Intangible Properties are not affected by the transactions contemplated by this Agreement and no consent of any party thereto is necessary or required by the transactions contemplated by this Agreement; and

(e)               except as set forth on Seller’s Disclosure Schedule, to the knowledge of such counsel, Seller is not infringing on any third person’s Intellectual Properties and no claim has been made, or notice received, alleging such infringement.

11.11	Release of Liens with respect to patents and all other Purchased Assets.
11.12	Possession of the Purchased Assets.

12.	CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder are, at the option of Seller, subject to and conditioned upon the satisfaction at or prior to the Closing Date of each of the following conditions:

12.1           All of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date and Buyer shall have complied with and duly performed all of the agreements and conditions on its part to be complied with or performed pursuant to this Agreement on or before the Closing Date.

12.2           All actions, proceedings, instruments or documents required to carry out this Agreement or incidental thereto, and all other related legal matters, shall have been approved by the attorneys for Seller.

12.3           Seller shall receive all of the documents required pursuant to Section 13 hereof.

12.4           Buyer shall offer employment as of the date hereof to all of the employees of the Business other than those listed on Schedule “12.4” hereof. Subject to the requirements of Buyers Plans (as hereinafter defined), as soon as practicable after the Closing Date, Buyer shall in good faith use reasonable efforts to cause such employees employed as of the date hereof (the “Employees”) to be eligible to participate in the “employee welfare benefit plans” (as defined in Section 3(2) of ERISA of Buyer in which similarly situated employees of Buyer are generally eligible to participate from time to time (collectively, “Buyer Plans”). As soon as practicable following the Closing Date, Buyer shall in good faith use reasonable efforts to make available to the Employees Buyer’s 401(k) plan in accordance with the terms and provisions of such plan. Seller shall cause to be transferred to Buyer’s 401(k) plan, in cash, all of the individual account balances of the Employees under the 401(k) plan in which Employees now participate.

13.	DELIVERIES OF BUYER

On the Closing Date, Buyer will execute and deliver, or cause to be executed and delivered, to Seller:

13.1           Payment of the Purchase Price (including the Escrow Deposit) and the Non-Competition Payment in the manner provided in Section 4 hereof.

13.2	The Escrow Agreement.

13.3           A copy of the resolutions adopted by the Board of Directors of Buyer, certified by the Secretary or Assistant Secretary of Buyer, authorizing and approving this Agreement and the transactions contemplated hereby.

13.4	An agreement pursuant to which Buyer assumes the Assumed Liabilities.

13.5           With respect to any of the Real Estate Transactions that are not consummated on the date hereof, the Leases.

	13.6	The Non-Competition Agreements.
14.	BROKERS

14.1           Buyer and Seller each represent and warrant that no agent, broker, investment or commercial banker, person or firm acting on behalf of Seller or Buyer or under the authority of Seller or Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated herein.

14.2           Seller and the Shareholders, and Buyer, each agree to indemnify and hold the other harmless from and against any loss, cost, damage, claim and expense which the other may sustain or which may be asserted against the other by reason of any other claim for compensation by any other person, firm or corporation introduced by the indemnifying party in connection with this Agreement and the transactions contemplated hereby.

15.	CERTAIN FINANCIAL STATEMENTS - TAX RETURNS - DOCUMENTS TO BE FURNISHED

15.1           Seller and the Shareholders agree to furnish or cause to be furnished to Buyer, and to assist Buyer, without cost or expense to Seller or the Shareholders, in the preparation of such financial statements of Seller and such other documents relating to the Business as may be required by Buyer in the preparation of any reports required to be filed by Buyer with any Federal, any state or other governmental regulatory agency, securities exchange or lender. Seller and the Shareholders further agree that Buyer and its representatives and accountants shall be given reasonable access to, and the right to examine and make extracts from, the books, records and files of Seller relating to the Business.

15.2           Buyer shall give the Shareholders free access to the books, records and files of Seller relating to the Business and shall cooperate with the Shareholders in connection with the preparation by the Shareholders of tax returns for the period from December 31, 2004 to the Closing Date.

15.3           Seller and the Shareholders agree to furnish or cause to be furnished to Buyer true and complete copies of all documents, instruments and agreements which are referred to in this Agreement or in any schedule or exhibit delivered or deliverable pursuant to the terms of this Agreement; provided, however, that neither the furnishing of such documents, instruments and agreements nor reference thereto shall be deemed to constitute assumption by Buyer of the liabilities and obligations contained therein, except as otherwise expressly provided in Section 2 hereof.

16.	NON-COMPETITION - CORPORATE PROPERTY

16.1           For a period of three (3) years from the Closing Date, Seller and the Shareholders will not, directly or indirectly, (A) undertake to perform services for, or render services to, or have any financial interest in, any business competitive to that of the Business. For the purpose hereof, a business shall be deemed competitive if it (i) is conducted in any geographic or market area in which Buyer or its affiliates is conducting the Business during the period covered by this Section 16.1 and (ii) involves the development, design, manufacture, marketing, or sale of any products or services developed, under development, designed, manufactured, sold or offered for sale by the Business on the Closing Date, or any products or services substantially similar thereto, or derived from, such products or services; and Seller or the Shareholders shall be deemed directly or indirectly to engage in such business if Seller or the Shareholders participate in such business, or in any entity engaged in or which owns, such business, as an officer, director, employee, consultant, partner, individual proprietor, manager, or as an investor who has made any loans, contributed to capital stock or purchased any stock; provided, however, that nothing contained herein shall prohibit Seller or the Shareholders from investing in securities if such class of securities in which the investment is made is listed on a national securities exchange or is of a company registered under Section 12(g) of the Securities Exchange Act of 1934, and if such investment does not exceed five (5%) of the issued and outstanding securities of the class of securities in which the investment is made; or (B) solicit any customer of the Business with respect to any products or services sold or offered by the Business.

16.2           Seller and the Shareholders will not, at any time, (A) utilize the name “Venture Welding”, or utilize or divulge proprietary information (including, without limitation, all production methods, technology, manufacturing processes, customer lists, distribution methods, sales methods, technical data, know-how and trade secrets whether or not any of the foregoing are commonly regarded as proprietary information) or any patents, trademarks or other Intellectual Properties purchased hereunder including, but not limited to, that relating to the cold camber process and the floor frame assembly; or (B) directly or indirectly, engage in the development, design, manufacture, or sale of frames or chassis for manufactured homes, modular homes, park units, and commercial offices (the “Restricted Business”).

16.3           Seller and the Shareholders will not (A) for a period of one (1) year from the Closing Date, permit any other person or entity to engage in the Restricted Business on any property owned by Seller or the Shareholders or their affiliates on the date hereof; or (B) for a period of two (2) years from the Closing Date, employ or solicit for employment any employee of Buyer or of the Business who was employed by Buyer after the Closing Date, provided, however, that Seller shall be permitted to (i) retain as an employee any employee of the Business who is not employed, or offered employment, by Buyer or who decline’s Buyer’s offer of employment including, but not limited to, John Hughes and Brian Elias, and (ii) employ any employee of the Business who responds to a general solicitation of employment if such employee was not directly solicited by, or on behalf of, Seller or the Shareholders; provided, however, that employment of any such employee by Seller pursuant to clauses (i) or (ii) of this Section 16.3 shall be in all respects in compliance with the restrictions contained in this Section 16.

16.4           Seller and the Shareholders agree that all products, packaging, inventions, designs, creations, ideas, techniques, methods, or any portions thereof, or any improvements or modifications thereon, or any know-how or procedures related thereto, which relate to any products or services sold or offered by the Business or the Purchased Assets, conceived, invented, discovered or executed by Seller or the Shareholders prior to the Closing Date whether or not marketed or utilized by Seller, shall be the sole and exclusive property of Buyer, without additional compensation payable therefor, and have not been, and will not be, divulged, published, revealed or made available to any person, firm, association, corporation or other entity, and by these presents Seller and the Shareholders hereby assign to Buyer any and all right, title and interest they have, or may have, therein. Neither Seller nor the Shareholders have retained copies of any documents, plans or papers evidencing any of the foregoing.

16.5           Seller and the Shareholders acknowledge that their agreements and undertaking contained herein are valuable and unique and that in the event of a breach, or threatened breach, by any of them of the terms hereof, Buyer will not have an adequate remedy at law. Therefore, in the event of such breach or threatened breach, in addition to any other remedies Buyer may have, it shall be entitled to injunctive relief to enforce the provisions, or assert its rights pursuant to, this Agreement.

17.	CLOSING – TERMINATION

The closing of the transactions contemplated herein (the “Closing” or the “Closing Date”) shall take place on May 20, 2005 or at such other time, and at such place, as Buyer and Seller shall mutually agree.

18.	BULK SALES LAWS

18.1           Seller and Buyer agree to waive compliance in all respects with the requirements of the bulk sales or bulk transfer laws of any jurisdiction’ which may be applicable to the transactions contemplated by this Agreement.

18.2           Seller and the Shareholders hereby jointly and severally agree to indemnify and hold Buyer harmless from and against any and all claims, losses, damages, costs, expenses or liabilities which they may incur or be subjected to or which may be asserted against them by reason of Seller’s or the Shareholders’ failure to comply in any respect with the requirements of applicable bulk sales or bulk transfer laws with respect to any liabilities not included in the Assumed Liabilities.

19.	ADDITIONAL PROVISIONS

19.1           Seller, the Shareholders and Buyer shall each execute and deliver or cause to be executed and delivered to the other such further instruments, documents and conveyances and shall each take such other action as may be reasonably required to more effectively carry out the terms and provisions of this Agreement and the transactions contemplated hereby.

19.2           Any and all sales or use taxes payable in connection with the sales, conveyances, assignments, transfers and deliveries of the Purchased Assets to Buyer hereunder shall be paid by the party who is responsible for such taxes in accordance with Indiana law, customs and practices.

19.3           No notice, request, demand, instruction, or other document to be given hereunder to any party shall be effective for any purpose unless in writing and personally delivered, or delivered by commercial overnight delivery service, or sent by certified or registered mail, return receipt requested, to the appropriate address, or transmitted by telecopier to the number provided herein. Notices sent via commercial overnight delivery service shall be deemed to have been given the next business day after deposit with the commercial delivery service. Notices that are transmitted via telecopier shall be deemed to have been given the business day transmitted, if transmitted before 3:00 p.m. recipient’s time, and on the next business day, if transmitted after 3:00 p.m. recipient’s time, as evidenced by a telecopier confirmation of successful transmission. The addresses and telecopier numbers for the purposes of this paragraph may be changed by giving written notice of such change in the manner herein provided for giving notice. The initial address and telecopier numbers for notice are as follows:

To Buyer:	Lippert Components, Inc. 2766 College Avenue Goshen, IN 46528 Phone: (574) 535-2085 Fax: (574) 535-2091 Attention: Jason D. Lippert, President and Chief Executive Officer
– copy to –
Drew Industries Incorporated 200 Mamaroneck Avenue White Plains, NY 10601 Phone: (914) 428-9098 Fax: (914) 428-4581 Attention: Harvey F. Milman, Vice President- Chief Legal Officer
To Seller:	Banks Corporation 426 N. Main Street Elkhart, IN 46516 Attention: William P. Banks, President Phone: (574) 389-5402 Fax: (574) 389-5403
– copy to –
Lane & Waterman LLP 220 N. Main St., Ste. 600 Davenport, IA 52801 Phone: (563) 333-6608 Fax: (563) 324-1616 Attention: C.D. Waterman, III, Esq.

19.4           This Agreement shall be binding upon and inure to the benefit of Seller, the Shareholders and Buyer and their respective successors, assigns, heirs and legal representatives. This Agreement shall not be assignable by Seller or the Shareholders without the prior written consent of Buyer.

19.5           This Agreement constitutes the entire agreement among the parties and there are no terms other than contained herein; this Agreement cannot be changed or terminated orally; no waiver of any breach of any provision of this Agreement to be performed shall be deemed a waiver of a breach of a similar or dissimilar provision at the same time or any prior or subsequent time or of the provision itself.

19.6           In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

19.7           This Agreement shall be governed by the internal laws of the State of Indiana without giving effect to principles of conflicts of law. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in Elkhart, Indiana over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereby irrevocably waives to the fullest extent permitted by law (i) the right to a trial by jury; (ii) any objection that they may now or hereafter have to the venue of any such suit, action or proceeding brought in any such court; or (iii) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Final judgment in any suit, action or proceeding brought in any such court shall be conclusive arid binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgment.

19.8           This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall be deemed to be one and the same instrument.

19.9           Whether or not the transactions contemplated herein are consummated, each of parties hereto shall be solely liable for the fees and expenses incurred by such party’s attorneys, accountants and other representatives in connection with the preparation of this Agreement, the documents deliverable hereunder and any investigation or examination authorized herein.

19.10         In the event of any proceeding involving a claim or dispute arising under this Agreement, the prevailing party (by motion, on the merits, or otherwise) shall be entitled to recover, in addition to any remedy awarded in such proceeding, all costs and expenses, including actual attorneys fees, incurred by the prevailing party in such proceeding.

19.11         The headings of this Agreement are for the convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ATTEST:	LIPPERT COMPONENTS MANUFACTURING, INC.
________________________________	By:_________________________________

ATTEST:	BANKS CORPORATION
________________________________	By:_________________________________

WITNESS: ________________________________ ________________________________	SHAREHOLDERS: ____________________________________ William P. Banks ____________________________________ John K. Banks